Exhibit 10.50

FUEL SUPPLY AGREEMENT

THIS FUEL SUPPLY AGREEMENT (the “Agreement”) is made as of this 9th day of March, 2007 by and among PETRO TRUCKSTOPS, INC. (“PTI”), a Delaware corporation, and PETRO STOPPING CENTERS, L.P. (“Petro”), a Delaware limited partnership.

WHEREAS, PTI leases the truck/auto travel center facility at 114 Jasmin Road, Egan, Louisiana (the “Facility”) and buys and sells petroleum products;

WHEREAS, Petro is in the business of buying and selling petroleum products; and

WHEREAS, Petro agrees to sell and PTI agrees to purchase for resale, some of its requirements for diesel fuel at the Facility.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby expressly acknowledged, PTI and Petro hereby agree as follows:

1. Duties.

During the term hereof:

(a) Petro hereby agrees to sell, and PTI agrees to purchase and pay for, some of PTI=s requirements for diesel fuel at the Facility.

(b) Petro shall purchase diesel fuel from third party suppliers on behalf of PTI and then sell the diesel fuel to PTI.

(c) In consideration of purchases that have been made or are to be made by Petro on behalf of PTI, PTI shall pay to Petro an amount equal to $0.0025 per gallon of diesel fuel purchased through Petro.

(d) This Agreement is non-exclusive and shall not require PTI to purchase any minimum amount of product from Petro nor prevent PTI from dealing with and conducting business with any other persons in competition with Petro.

2. Term. The terms of the Agreement shall extend until one (1) year after the date of execution of this Agreement and shall automatically renew thereafter for additional terms of one (1) year each unless (i) PTI gives Petro written notice of its intent to not renew this Agreement at least ninety (90) days before the expiration of the primary term or any renewal term that has begun to run or (ii) the Agreement is sooner terminated pursuant to Section 4 below.

3. Maintenance and Audits of Records. Each party shall keep such books and records at its principal offices in the United States in accordance with United States generally accepted accounting principles, consistently applied, and shall maintain and make such books and records available for at least two (2) years after the termination of this Agreement for possible inspection, copying, extracting and/or audit by the other party. Each party or its duly authorized agents or representatives shall have the right not more than once every six calendar months to review and, through an independent certified public accounting firm selected by the party conducting the audit and reasonably acceptable to the other party, to conduct audits with respect to the books, records, and all other documents and materials in the possession or under the control of the other party relating to this Agreement. If the accounting firm selected to conduct an audit is not reasonably acceptable to the other party, then each party shall choose one accounting firm and such accounting firms shall then choose a third independent certified public accounting firm, whose determination as to all matters shall be final. Each party choosing an accounting firm shall bear the costs of such accounting firm, and the cost of the third accounting firm, if any, shall be borne by the party requesting such audit.

4. Termination. This Agreement may be terminated prior to the expiration of its term by mutual written agreement of both parties hereto, or by either party if the other party shall remain in material breach hereof for thirty (30) days (ten (10) days if the default is a payment default) after the receipt of written notice of such breach from the terminating party.

5. Covenants of Parties.

(a) Each party hereby agrees to comply, and hereby represents and covenants that it will conduct its activities and its operations in continuous compliance, with all applicable local, state and federal laws, rules and regulations, and that it will at all times conduct its activities under this Agreement in a reasonable, safe and lawful manner.

(b) Petro hereby warrants and guarantees to PTI that the services to be provided hereunder shall be of the highest quality of workmanship then available.

(c) Petro hereby warrants and guarantees to PTI that the products it may sell to PTI hereunder shall be of merchantable quality and condition.

6. Indemnification. Petro hereby agrees to indemnify, defend and hold harmless PTI, and its respective directors, officers, shareholders, partners, agents, attorneys and employees from and against any and all liabilities, claims, obligations, demands, damages, fines, penalties, suits, judgments, costs and expenses, whatsoever, including but not limited to court costs and reasonable attorneys’ fees, which PTI and/or such other indemnified parties may incur or which may be asserted against any of them, and which arise or occur because of a breach by Petro of its obligations under this Agreement and/or the negligence or willful misconduct of Petro and its agents and employees.

PTI hereby agrees to indemnify, defend and hold harmless Petro and its directors, officers, agents, shareholders, attorneys and employees from any and all liabilities, claims, obligations, suits, demands, damages, fines, penalties, judgments, costs and expenses whatsoever, including but not limited to court costs and reasonable attorneys’ fees, which Petro and/or such other indemnified parties may incur or which may be asserted against any of them, and which arise out of or occur because of a breach of PTI’s obligations under this Agreement and/or the negligence or willful misconduct of PTI and its agents and employees.

7. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be given in writing and shall be deemed to have been duly given when personally delivered or mailed by first class mail, certified, return receipt requested, postage prepaid and addressed as follows, if mailed:

To PTI:

Petro Truckstops, Inc.

6080 Surety Drive

El Paso, Texas 79905

Attn: Legal Department

To Petro:

Petro Stopping Centers, L.P.

6080 Surety Drive

El Paso, Texas 79905

Attn: Legal Department

8. Entire Agreement. This Agreement contains the entire agreement of PTI and Petro regarding the subject matter addressed herein. This Agreement may not be changed orally but only by an agreement in writing signed by each party hereto.

9. Counterparts. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute but one and the same document.

10. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS.

11. Joint Preparation. This Agreement shall be deemed to have been jointly prepared, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any portion hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PETRO TRUCKSTOPS, INC.

By:	/S/ James A. Cardwell, Jr.
James A. Cardwell, Jr., President

PETRO STOPPING CENTERS, L.P.

By:	/S/ Edward Escudero
Edward Escudero, Chief Financial Officer